Exhibit 99.1

AMMO, Inc. to Participate in the 36th Annual ROTH Conference

SCOTTSDALE, Ariz., March 18, 2024 — AMMO, Inc. (Nasdaq: POWW, POWWP) (“AMMO” or the “Company”) the owner of GunBroker.com, the largest online marketplace serving the firearms and shooting sports industries, and a leading vertically integrated producer of high-performance ammunition and components, announces that it will participate in the 36th Annual Roth Conference being held on March 17-19, 2024 at The Ritz Carlton, Laguna Niguel in Dana Point, CA.

Jared Smith, CEO and Rob Wiley, CFO, will be holding one-on-one meetings with investors and analysts during the conference. Registered attendees of the conference are encouraged to request a one-on-one meeting with management by contacting a ROTH representative or through the conference’s on-line platform.

About AMMO, Inc.

With its corporate offices headquartered in Scottsdale, Arizona, AMMO designs and manufactures products for a variety of aptitudes, including law enforcement, military, sport shooting and self-defense. The Company was founded in 2016 with a vision to change, innovate and invigorate the complacent munitions industry. AMMO promotes branded munitions as well as its patented STREAK™ Visual Ammunition, /stelTH/™subsonic munitions, and specialty rounds for military and law enforcement use via government programs. For more information, please visit: www.ammoinc.com.

About GunBroker.com

GunBroker.com is the largest online marketplace dedicated to firearms, hunting, shooting and related products. Aside from merchandise bearing its logo, GunBroker.com currently sells none of the items listed on its website. Third-party sellers list items on the site and Federal and state laws govern the sale of firearms and other restricted items. Ownership policies and regulations are followed using licensed firearms dealers as transfer agents. Launched in 1999, GunBroker.com is an informative, secure and safe way to buy and sell firearms, ammunition, air guns, archery equipment, knives and swords, firearms accessories and hunting/shooting gear online. GunBroker.com promotes responsible ownership of guns and firearms. For more information, please visit: www.gunbroker.com.

Investor Contact:
CORE IR

212-655-0924

ir@ammo-inc.com